Exhibit 10.30

Current Employees

FEDERAL REALTY INVESTMENT TRUST

COMBINED INCENTIVE AND NON-QUALIFIED STOCK OPTION

AGREEMENT FOR EMPLOYEES

AGREEMENT (“Agreement”) dated this              day of                     , 200  , by and between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (“Trust”), and                             , an employee of the Trust (“Optionee”).

WHEREAS, the Trust desires to have Optionee continue in its employ and to provide Optionee with an incentive by sharing in the success of the Trust;

WHEREAS, in order to provide such an incentive to its key employees, the Trust has adopted the Federal Realty Investment Trust 2001 Long-Term Incentive Plan (“Plan”);

WHEREAS, the Trust desires to grant, as set forth herein, to Optionee under the Plan (1) options that qualify as “Incentive Stock Options” within the meaning of Section 422 or any successor provision of the Internal Revenue Code of 1986, as amended (“Code”), and/or (2) options not intended to qualify as Incentive Stock Options (“Non-Qualified Stock Options”); and

WHEREAS, unless otherwise provided herein, capitalized terms used in this Agreement shall have the meaning given them in the Plan;

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained and intending to be legally bound, the parties hereto agree as follows:

1. Number of Shares and Price. The Trust hereby grants to the Optionee an option (“Option”) to purchase the number of Shares set forth on the last page of this Agreement. The exercise price per Share of the Option shall be as is set forth on the last page of this Agreement, such price being the Fair Market Value per Share on the Grant Date of the Option. The portion of the Option indicated on the last page of this Agreement as an Incentive Stock Option is intended to be an Incentive Stock Option; provided, however, that to the extent, but only to the extent, that the provisions of this Agreement or the nature of any actions taken by the Optionee are inconsistent with the treatment of such portion of the Option as an Incentive Stock Option, such portion of the Option shall be deemed a Non-Qualified Stock Option. The other portion of the Option indicated on the last page of this Agreement is a Non-Qualified Stock Option.

2. Term and Exercise. The Option shall expire ten (10) years from the Grant Date, subject to earlier termination as set forth in Section 4. Subject to the provisions of Sections 3 and 4, the Option shall become exercisable in installments as set forth on the last page of this Agreement.

3. Change in Control. If the Optionee incurs an Involuntary Termination within the one year period commencing with a Change in Control, the Option, to the extent it is outstanding and unexercised on the date of such Involuntary Termination shall become immediately and fully exercisable for the period indicated in Section 4(a)(i) below. The provisions of this Section 3 shall not be applicable to the Option if such Change in Control results from the Optionee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Shares or Trust Voting Securities.

4. Exercise of Option Upon Termination of Service.

(a) Exercise of Vested Option Upon Termination of Service.

(i) Termination of Service. Upon the Optionee’s Termination of Service other than by reason of death, Disability, retirement on or after the Optionee’s Normal Retirement Date or Other Retirement Date, or Involuntary Termination within the one year period commencing with a Change in Control the Optionee may, within [three months] [one year in the case of Form 4 reporting officers] from the date of such termination of Service, exercise all or any part of the Option to the extent it was exercisable at the date of termination of Service; provided, however, if such termination of Service is for Cause, the right of the Optionee to exercise the Option shall terminate at the date of termination of Service. In no event may the Option be exercised later than the expiration date described in Section 2. For purposes of this Agreement, “Normal Retirement Date” means the date on which the Optionee terminates active employment with the Trust on or after attainment of age 65, but does not include termination of the Optionee’s employment by the Trust for Cause, and “Other Retirement Date” means the date, on or after the Optionee’s attainment of age 55 but earlier than the Optionee’s Normal Retirement Date, which is specifically approved and designated in writing by the Committee to be the date upon which the Optionee retires for purposes of this Agreement.

(ii) Retirement. Upon the Optionee’s termination of Service by reason of retirement on or after the Optionee’s Normal Retirement Date or Other Retirement Date, the Optionee may, within two years after such termination of Service, exercise all or a part of the Option to the extent that it was exercisable upon such termination of Service. In no event, however, may the Option be exercised later than the expiration date described in Section 2.

(iii) Disability. Upon the Optionee’s termination of Service by reason of Disability, all Options shall become immediately exercisable notwithstanding anything to the contrary set forth in this Agreement, and the Optionee may, within two years after such termination of Service, exercise all or a part of the Option. In no event, however, may the Option be exercised later than the expiration date described in Section 2.

(iv) Death. In the event of the death of the Optionee while employed by the Trust, all Options shall become immediately exercisable notwithstanding anything to the contrary set forth in this Agreement. In the event of the death of the Optionee while employed by the Trust or within the additional period of time from the date of termination of Service by reason of Disability or retirement on or after the Optionee’s Normal Retirement Date or Other Retirement Date and prior to the expiration of the Option as provided in Sections 4(a)(ii) and (iii), the right of the Optionee’s beneficiary to exercise the Option shall expire upon the expiration of two years from the date of the Optionee’s death (but in no event more than two years from the Optionee’s termination of Service by reason of retirement on or after the Optionee’s Normal Retirement Date or Other Retirement Date or Disability, as the case may be) or, if earlier, on the date of expiration of the Option determined pursuant to Section 2. In all other cases of death following the Optionee’s termination of Service, the Optionee’s beneficiary may exercise the Option within the remaining time, if any, provided in Section 4(a)(i).

(v) Change In Control. If the Optionee incurs an Involuntary Termination within the one year period commencing with a Change in Control, the Option shall remain exercisable for a period ending on the date which is the earlier of (A) the first anniversary of the termination of the Optionee’s Service or (B) the expiration date described in Section 2.

(b) Exercise of Unvested Option Upon Termination of Service. Subject to Section 3, to the extent all or any part of the Option was not exercisable as of the date of termination of Service, the unexercisable portion of the Option shall expire at the date of such termination of Service.

5. Exercise Procedures.

(a) Method of Exercise. The Option shall be exercisable by written notice to the Trust, which must be received by the Secretary of the Trust not later than 5:00 P.M. local time at the principal executive office of the Trust on the expiration date of the Option. Such written notice shall set forth (a) the number of Shares being purchased and whether those Shares are issuable as a result of the exercise of the Incentive Stock Option portion of the Option or the Non-Qualified Stock Option portion of the Option, (b) the total exercise price for the Shares being purchased, (c) the exact name as it should appear on the stock certificate(s) to be issued for the Shares being purchased, and (d) the address to which the stock certificate(s) should be sent.

(b) Payment of Exercise Price. The exercise price of Shares purchased upon exercise of the Option shall be paid in full (a) in cash, (b) by delivery to the Trust of Shares which if acquired from the Trust shall have been held by the Optionee for at least six months, (c) in any combination of cash and Shares, or (d) by delivery of such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Optionee, Shares may be issued directly to the Optionee’s broker or dealer against receipt of the exercise price in cash from the broker or dealer).

In the event that any Shares shall be transferred to the Trust to satisfy all or any part of the exercise price, the part of the exercise price deemed to have been satisfied by such transfer of Shares shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of Shares transferred to the Trust. The Optionee may not transfer to the Trust in satisfaction of the exercise price any fraction of a Share, and any portion of the exercise price that would represent less than a full Share must be paid in cash by the Optionee. If payment in full or part is to be made in the form of Restricted Shares, an equivalent number of Shares issued on exercise of the Option shall be subject to the same restrictions and conditions for the remainder of the Award Period applicable to the Restricted Shares surrendered therefor.

(c) Delivery of Certificate. Subject to Section 9 hereof, certificates for the purchased Shares will be issued and delivered to the Optionee as soon as practicable after the receipt of payment of the exercise price in accordance with Section 5(b) above; provided, however, that delivery of any such Shares shall be deemed effected for all purposes when a stock transfer agent of the Trust shall have deposited such certificates in the United States mail, addressed to Optionee, at the address set forth on the last page of this Agreement or to such other address as Optionee may from time to time designate in a written notice to the Trust. The Optionee shall not be deemed for any purpose to be a shareholder of the Trust in respect of any Shares as to which the Option shall not have been exercised, as herein provided, until such Shares have been issued to Optionee by the Trust hereunder.

6. Plan Provisions Control Option Terms; Modifications. The Option is granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. In the event any provision of this Agreement shall conflict with any of the terms in the Plan as constituted on the Grant Date, the terms of the Plan as constituted on the Grant Date shall control. The Option shall not be modified after the Grant Date except by express written agreement between the Trust and the Optionee; provided, however, that any such modification (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

7. Limitations on Transfer. Except as provided in this Section 7, the Option may not be assigned or transferred other than by will or the laws of descent and distribution. The Optionee may transfer, in a not for value transfer, all or part of this Option that is a Non-Qualified Stock Option to any Family Member (as defined in the Plan). For the purpose of this Section 7, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Optionee) in exchange for an interest in that entity. Following a transfer under this Section 7, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Optionee in accordance with this Section 7 or by will or the laws of descent and distribution. The Optionee’s beneficiary may exercise the Optionee’s rights hereunder only to the extent they were exercisable under this Agreement at the date of the death of the Optionee and are otherwise currently exercisable.

8. Taxes. The Trust shall be entitled to withhold (or secure payment from the Optionee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Trust with respect to any Shares issuable under this Agreement, or upon a disqualifying disposition of Shares received pursuant to the exercise of the portion of the Option that is an Incentive Stock Option, and the Trust may defer issuance of Shares upon the exercise of the Option unless the Trust is indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by the Optionee at such time as the Committee determines. The Optionee may satisfy his or her tax withholding obligation by the payment of cash to the Trust and/or by the withholding from the Option, at the appropriate time, of a number of Shares sufficient, based upon the Fair Market Value of such Shares, to satisfy such tax withholding requirements. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to any such withholding methods as it deems necessary or appropriate, including, without limitation, rules and procedures relating to elections to have Shares withheld upon exercise of the Option to meet such withholding obligations.

9. No Exercise in Violation of Law. Notwithstanding any of the provisions of this Agreement, the Optionee hereby agrees that he or she will not exercise the Option granted hereby, and that the Trust will not be obligated to issue any Shares to the Optionee hereunder, if the exercise thereof or the issuance of such Shares shall constitute a violation by the Optionee or the Trust of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
	Title:	Chairman, Compensation Committee

WITNESS:	OPTIONEE

GRANT DATE                             , 200

NUMBER OF SHARES SUBJECT TO THE OPTION:		SHARES
Incentive Stock Option		Shares
Non-Qualified Stock Option		Shares

EXERCISE PRICE PER SHARE	$

INSTALLMENT EXERCISE SCHEDULE

Cumulative Number of Shares in Respect of which Option is Exercisable
Anniversary of Grant Date	Incentive	Non-Qualified
Prior to 1st
On and After 1st-Prior to 2nd
On and After 2nd-Prior to 3rd
On and After 3rd

NOTICE ADDRESSES:

IF TO THE TRUST:	IF TO THE OPTIONEE:

Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland 20852-4041
Attention: Secretary

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